UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2016

MSC Industrial Direct Co., Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York	1-14130	11-3289165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Maxess Road, Melville, New York	11747
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 812-2000

  Not Applicable

  (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On August 19, 2016, pursuant to its previously announced stock purchase agreement, dated July 5, 2016 (the “Purchase Agreement”), MSC Industrial Direct Co., Inc. (the “Company”) completed the purchase of an aggregate of 1,152,049 shares of its Class A common stock, par value $0.001 per share (“Class A Common Stock”), from certain beneficial owners (collectively, the “Sellers”) of the Company’s Class B common stock, par value $0.001 per share (“Class B Common Stock”), at a purchase price of $72.50 per share, for an aggregate purchase price of approximately $83.5 million. The purchase price per share paid to the Sellers pursuant to the Purchase Agreement is equal to the purchase price per share paid to shareholders whose shares were purchased in the Company’s recently completed modified “Dutch auction” tender offer for up to $300 million of Class A Common Stock that expired at 5:00 p.m., New York City time, on August 4, 2016 (the “Tender Offer”). After giving effect to the purchases pursuant to the Purchase Agreement, the aggregate percentage ownership and voting power of the beneficial owners of the Company’s Class B Common Stock in the Company remains substantially the same as prior to the Tender Offer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSC INDUSTRIAL DIRECT CO., INC.

Date:	August 19, 2016	By:	/s/ Steve Armstrong
		Name:	Steve Armstrong
		Title:	Senior Vice President, General Counsel and Corporate Secretary